Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Japan Equity Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 7, 2008, and from May 30, 2008 through August 7, 2008.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 7, 2008, and from May 30, 2008 through August 7, 2008, with respect to securities reflected in the investment account of the Fund.


The Japan Equity Fund, Inc.


By:



John J. O'Keefe


Vice President and Treasurer

Title

February 5, 2009

Date